EXHIBIT 21.1

EnergySolutions, Inc.

Subsidiaries of the Registrant

The following table sets forth all subsidiaries of the Company other than subsidiaries that, when considered in the aggregate, would not constitute a significant subsidiary, including the percentage of issued and outstanding voting securities beneficially owned by the Company.

EnergySolutions, LLC, a Utah limited liability company	100.00%
EnergySolution Company, Inc., a Delaware corporation	100.00%
Duratek, Inc., a Delaware corporation	100.00%
Duratek Services, Inc., a Tennessee corporation	100.00%
Hittman Transport Services, Inc., a Delaware corporation	100.00%
GTSD Sub. IV, Inc., a Delaware corporation	100.00%
Duratek of Canada, Inc., an Ontario corporation	100.00%
Chem Nuclear, LLC, a Delaware corporation	100.00%
EnergySolutions Federal EPC, Inc., a Delaware corporation	100.00%
EnergySolutions EU Ltd., a company incorporated in England & Wales	100.00%
Safeguard International Solutions, Ltd., a company incorporated in England & Wales	100.00%
Reactor Sites Management Company Ltd., a company incorporated in England & Wales	100.00%
Magnox Electric, a company incorporated in England & Wales	100.00%
EnergySolutions Federal Services, Inc., a Delaware corporation	100.00%
EnergySolutions Federal Services of Hanford, Inc., a Delaware corporation	100.00%
Isotek Systems, LLC, a Tennessee limited liability company	45.00%
EnergySolutions Diversified Services, Inc., a Delaware corporation	100.00%
BNG America, LLC, a Delaware limited liability company	100.00%
BNG America Savannah River Corp., a Delaware corporation	100.00%
Manufacturing Sciences Corp., a Colorado corporation	100.00%
EnergySolutions Spent Fuel Division, Inc., a Delaware corporation	100.00%
Parallax, a Georgia corporation	100.00%
EnergySolutions Fuel Services, LLC, a Delaware corporation	100.00%